Exhibit 10.04

VERSANT CORPORATION

RETENTION INCENTIVE AGREEMENT

This Retention Incentive Agreement (the “Agreement”) is made and entered into effective as of September 9, 2009 (the “Effective Date”), by and between JERRY WONG (“Employee”) and VERSANT CORPORATION, a California corporation (the “Company”).

RECITALS

A.            It is possible that the Company may in the future consider the possibility of a Change of Control.  The Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities and thus believes that it is in the best interests of the Company and its shareholders to provide Employee an incentive to continue Employee’s employment with the Company and to maximize the value of the Company upon a potential Change of Control for the benefit of its shareholders.

B.            In order to provide Employee with enhanced security and encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Committee believes it is important to provide Employee with certain severance benefits upon Employee’s termination of employment following a Change of Control in certain circumstances.

NOW THEREFORE, in consideration of the above-recited facts, the mutual agreements of the Company and Employee contained herein and the continued employment of Employee by the Company, the parties agree as follows:

1.             Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “Affiliate” means any entity directly or indirectly controlling, controlled by or under common control with the Company, where “control” for this purpose means ownership of stock and/or other equity interest in an entity possessing more than fifty (50%) of the voting power of such entity.

(b)           “Cause” means any of the following:  (i) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (ii) Employee’s commission of any act of fraud, dishonesty or willful violence or gross misconduct against the Company or any of its Affiliates or their properties or assets; (iii) a material and willful breach of any invention or technology assignment confidentiality agreement or similar agreement between Employee and the Company or any Affiliate of the Company; (iv) Employee’s willful disregard or disobedience or violation of any of the material stated policies or rules of the Company that is not susceptible to cure or that is not cured within five (5) business days after the Company gives Employee written notice of such disregard, disobedience or violation; or (v) Employee’s habitual neglect of Employee’s obligations and duties to the Company (other than due to Employee’s

Disability) that is not cured within ten (10) business days after the Company has delivered to Employee a written notice thereof describing facts constituting such habitual neglect.

(c)           A “Change of Control” means the occurrence of any of the following events:  (i) the consummation of a merger or consolidation of the Company with or into any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to the consummation of such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or of such surviving entity’s parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or of such surviving entity or its parent that are outstanding immediately after such merger or consolidation; (ii) the sale or other disposition of all or substantially all of the Company’s assets; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company possessing fifty percent (50%) or more of the total voting power represented by all the Company’s then outstanding voting securities.

(d)           “Code” means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(e)           “Disability” has the meaning set forth in Section 22(e)(3) of the Code.

(f)            “Release” means a written general release agreement in a form provided promptly by the Company pursuant to which Employee grants the Company, its Affiliates and their respective officers, directors, shareholders and other related parties a general release of all claims and demands (but which shall not include any release by Employee of claims with respect to any contract or arrangement under which Employee is entitled to indemnification from the Company or any release of Employee’s rights under this Agreement).

(g)           “Annual Target Compensation” shall mean, at the Trigger Date, solely the sum of (i) Employee’s then effective annual base salary rate plus (ii) the amount of Employee’s target annual cash bonus under the variable incentive compensation plan then in effect for Employee as approved by the Compensation Committee of the Company’s Board of Directors (or Employee’s supervisor, if applicable), or if no such variable incentive compensation plan is in effect on the Trigger Date, the amount of Employee’ target annual cash bonus under the latest variable incentive compensation plan of the Company that was most recently in effect for Employee.  For the avoidance of doubt, the term “Annual Target Compensation” shall not include any employee benefits, insurance, equity awards, auto or other expense allowances or any other item not expressly described in the preceding sentence.

(h)           “Termination for Good Reason” means Employee’s resignation or other voluntary termination by Employee of Employee’s employment with the Company with an effective date that is not later than seventy (70) days after the occurrence of a Good Reason Event (as defined below) and which is documented by Employee’s delivery to the Company, within such seventy (70) day period, of written notice of such resignation or termination identifying the Good Reason Event(s) that are the basis for such resignation or termination and stating that such resignation or termination is a “Termination for Good Reason” due to such identified Good Reason Event(s) (such notice, a “Good Reason Notice”); provided that such a resignation or voluntary termination by Employee shall be a “Termination for Good Reason” only if the Company fails to cure the Good Reason Event(s) that are identified by Employee in such Good Reason Notice within forty (40) days after the Company’s receipt of Employee’s Good Reason Notice.  “Good Reason Event” means the occurrence of any of the following events without Employee’s express written consent thereto:  (i) a material reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction, unless Employee is provided with comparable duties, position and responsibilities;” (ii) the reduction of Employee’s then current base salary or target incentive compensation by ten percent (10%) or more (other than in connection with a general decrease in the base salary or target incentive compensation of other similarly situated executives of the Company); or (iii) the relocation of Employee’s principal work location to a facility or a location that is more than thirty (30) miles from Employee’s then-current principal work location and which increases Employee’s commute from Employee’s residence by at least fifty (50) miles.  For the avoidance of doubt, neither a Termination Without Cause nor a termination of Employee’s employment due to Employee’s death or Disability shall constitute a Termination for Good Reason or a Good Reason Event.

(i)            “Termination Without Cause” means any involuntary termination of Employee’s employment by the Company which is not effected for Cause (except for a termination due to Employee’s death or Disability, neither of which shall constitute a Termination Without Cause).

2.             Term of Agreement; Eligibility.

(a)           Term.  This Agreement and the Company’s obligations hereunder shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date prior to consummation of the first Change of Control occurring after the Effective Date of this Agreement, that Employee ceases to be employed by the Company for any reason.

(b)           Eligibility.  In addition, notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to receive any payments or other benefits under Section 4 of this Agreement (or otherwise under this Agreement) unless and until Employee has been continuously employed by the Company (or a Company subsidiary) as a full-time employee for at least nine (9) months prior to the date of the first Change of Control occurring after the Effective Date of this Agreement.

3.             At-Will Employment.  The Company and Employee acknowledge that Employee’s employment is on an at-will basis and that nothing in this Agreement is intended to change Employee’s status as an at-will employee.

4.             Severance Benefits and Vesting Acceleration.

(a)           Severance and Vesting Acceleration.  Subject to the provisions of this Agreement (including without limitation the provisions of Sections 2, 5 and 6 hereof) if, within the twelve (12) month period immediately following the consummation of the first Change of Control occurring after the Effective Date of this Agreement, (i) Employee’s employment with the Company is terminated by the Company or its successor (or an Affiliate of the Company or its successor) in a Termination Without Cause or (ii) Employee terminates Employee’s employment with the Company as a result of a Termination for Good Reason (the date of such Termination Without Cause or such Termination for Good Reason, as applicable, being hereinafter referred to as the “Trigger Date”) then, after the execution and nonrevocation by Employee of a Release which has become effective and not subject to revocation by Employee in whole or in part, Employee shall be entitled to receive the following severance benefits from the Company described in clause (i) and clause (ii) below:

(i)            Cash Payment.  A lump sum payment to Employee of an amount of cash (in US Dollars) equal to the product obtained by multiplying (A) one-twelfth (1/12) of Employee’s Annual Target Compensation as of the Trigger Date by (B) the number of years (including fractions thereof, but not to exceed a maximum of six (6) years) that Employee has been continuously employed by the Company as of the Trigger Date; provided, that for the avoidance of doubt, the maximum amount payable to Employee under this clause (i) shall in no event exceed fifty percent (50%) of Employee’s Annual Target Compensation as of the Trigger Date; and

(ii)           Stock Option Vesting Acceleration.  The vesting of all then outstanding and unvested stock options or other unvested equity awards granted by the Company to Employee prior to the consummation of such Change of Control shall accelerate to afford Employee six (6) months of additional vesting for each year (or fraction thereof) that Employee has been continuously employed by the Company as of the Trigger Date; provided however, that notwithstanding the foregoing, the additional vesting that Employee may obtain under this Section 4(b)(ii) shall not exceed a maximum total of thirty-six (36) months of additional vesting.

Subject to the provisions of Section 6, cash severance benefits payable pursuant to this Section 4(a) shall be payable within sixty (60) days of the termination of Employee under the conditions specified above in this Section 4(a) provided Employee has executed the Release, and the Release is effective (and not subject to revocation by Employee in whole or in part) following the execution and effective date of the Release.

All references to the “Change of Control” in this Section 4(a) and in Section 4(b) shall refer only to the first Change of Control occurring after the Effective Date of this Agreement and the benefits provided for in this Section 4(a) shall be payable only once.

(b)           Other Terminations.  If Employee’s employment with the Company terminates other than as a result of (i) a Termination Without Cause within the twelve (12) month period immediately following the consummation of the Change of Control, or (ii) a Termination for Good Reason by Employee within the twelve (12) month period immediately following the consummation of the Change of Control, then Employee shall not be entitled to receive any severance or other benefits pursuant to Section 4(a).  If Employee is eligible to receive the cash severance and accelerated vesting benefits as set forth in Section 4(a) above, then the receipt of such benefits shall be the sole entitlement to benefits and Employee shall not be entitled to any severance benefits under any policies and plans of the Company or other agreements between the Company and Employee.

5.             Six Month Hold-Back and Separation from Service.  To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest).  Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.

6.             Limitation on Payments Under Code Section 280G.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Employee’s discretion, Employee’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts (after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999), results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.   Any such reduction shall reduce cash payments first followed by reductions in equity compensation benefits.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.             Successors.

(a)           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise,

including, without limitation, pursuant to a Change of Control) or any purchaser of all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, unless otherwise agreed upon in writing by Employee and such successor.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.

(b)           Employee’s Successors.  Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.             Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or, when mailed for deliveries within the United States, by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Employee, mailed notices shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

9.             Arbitration.  The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.  The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes.  All arbitration proceedings shall be conducted in San Francisco County, California.

10.           Miscellaneous Provisions.

(a)           No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b)           Amendment; Waiver.  No provision of this Agreement may be modified, or amended unless the modification or amendment is agreed to in a writing signed by Employee and by an authorized officer of the Company (other than Employee).  Neither party will be deemed to have waived any of its rights under this Agreement unless such waiver is set forth in a writing signed by such party.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Integration.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein regarding severance and acceleration benefits and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, including but not limited to any offer of employment from the Company to Employee.

(d)           Choice of Law; Severability.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)           Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(f)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Retention Incentive Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	VERSANT CORPORATION.

	By:	/s/ Jochen Witte
	Title:	President and Chief Executive Officer

EMPLOYEE:	/s/ Jerry Wong
Jerry Wong

Signature Page to Retention Incentive Agreement